Exhibit 10.1

OCCIDENTAL PETROLEUM CORPORATION
AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN

COMMON STOCK UNIT AWARD
FOR NON-EMPLOYEE DIRECTORS
GRANT AGREEMENT

Name of Grantee:
Date of Grant:
Number of Shares of Common Stock:

This Agreement (this “Agreement”) is made as of the Date of Grant between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (“Occidental”), and the Eligible Person receiving this Award (the “Grantee”).
1.Grant of Common Stock Units. In accordance with this Agreement and the Occidental Petroleum Corporation Amended and Restated 2015 Long-Term Incentive Plan, as amended from time to time (the “Plan”), Occidental hereby grants to the Grantee as of the Date of Grant, the number of Common Stock Units set forth above (the “Award”). For purposes of this Agreement, a grant of Common Stock Units is a bookkeeping entry that represents the right to receive an equivalent number of shares of Stock on the applicable payment date set forth in Section 4. Common Stock Units are not shares of Stock and have no voting rights or, except as stated in Section 5, dividend rights.
2.Restrictions on Transfer. Neither this Agreement nor any right to receive shares of Stock pursuant to this Agreement may be transferred or assigned by the Grantee other than in accordance with the transfer provisions set forth in the Plan. Any purported transfer, encumbrance or other disposition of the Grantee’s rights under this Agreement that is in violation of this Section 2 shall be null and void.
3.Vesting of Common Stock Units. The Common Stock Units shall be fully vested and nonforfeitable as of the Date of Grant.
4.Payment of Awards. Fifty percent (50%) of the Common Stock Units shall be payable on the third anniversary of the Date of Grant, and the other fifty percent (50%) of the Common Stock Units shall be payable on the date of the Grantee’s “separation from service” (as defined under the Nonqualified Deferred Compensation Rules) for any reason, including as a result of the Grantee’s ceasing to serve on the Board, death or disability (“Separation from Service”); provided, however, that all of the Common Stock Units shall immediately become payable upon (i) the occurrence of a Change in Control, but only if such Change in Control constitutes a “change in control event” for purposes of the Nonqualified Deferred Compensation Rules, or (ii) the Grantee’s Separation from Service. Payment in each case shall be made within 45 days after the applicable payment event stated in the previous sentence. Payment shall be made in the form of shares of Stock equal in number to the number of Common Stock Units with respect to which payment is being made on that date, plus cash for any fractional share units. Notwithstanding any provision in the Plan, other than in respect of the settlement of fractional share units or Dividend Equivalents (as defined in Section 5 below), settlement and payment of the Common Stock Units shall be made in the form of shares of Stock (and not in cash).
5.Crediting and Payment of Dividend Equivalents. With respect to the number of Common Stock Units listed above, the Grantee shall be credited on the books and records of Occidental with an amount (the “Dividend Equivalent”) equal to the amount per share of any cash dividends declared by the Board on the outstanding Stock as and when declared during the period beginning on the Date of Grant and ending on the applicable payment date set forth in Section 4. Occidental will pay in cash to the Grantee an amount equal to the Dividend Equivalents credited to such Grantee within the calendar quarter following the relevant dividend declaration date, subject to Section 7 below.
6.Retention as Director. Nothing contained in this Agreement shall interfere with or limit in any way the right of the stockholders of Occidental to remove the Grantee from the Board pursuant to the By-Laws of Occidental, nor confer upon the Grantee any right to continue in the service of Occidental as a member of the Board.
7.Taxes and Withholding. The Grantee is responsible for any federal, state, local or non-U.S. tax, including income tax, social insurance (including UK employee national insurance contributions), payroll tax, payment on account or other tax-related withholding with respect to the Award (including the grant, the receipt of Stock, the sale of Stock and the receipt of Dividend Equivalents, if any) (together, the “Tax Liabilities”). Without limitation to the above, to the extent that withholding of Tax Liabilities is required by any applicable law, the Company shall (i) withhold cash from any cash Dividend Equivalents and (ii) withhold shares of Stock otherwise issuable to the Grantee on payment of the Common Stock Units in accordance with Section 9(b) of the Plan, as well as withhold cash from any cash amounts paid in settlement of fractional share units, unless an alternative withholding method is approved in advance by the Board or the Committee (as constituted to satisfy Rule 16b-3(b)(3)). Further, the Grantee covenants to pay to Occidental on demand any amounts of any Tax Liabilities that Occidental (or any Subsidiary or other Affiliate) is otherwise required to pay or has paid to any tax authority or social security authority (including HM Revenue & Customs in the UK) on the Grantee’s behalf. Occidental does not guarantee any particular tax treatment or results in connection with the grant or payment of the Common Stock Units or the payment of Dividend Equivalents.
8.Compliance with Law. Occidental will make reasonable efforts to comply with all applicable federal, state and foreign securities laws; however, Occidental will not issue any Stock or other securities pursuant to this Agreement if the issuance would result in a violation of any such law by Occidental.
9.Adjustments. The number or kind of shares of stock covered by this Award may be adjusted pursuant to the Plan in order to prevent dilution or expansion of the Grantee’s rights under this Agreement as a result of events such as stock dividends, stock splits, or other changes in the capital structure of Occidental, or any merger, consolidation, spin-off, liquidation or other corporate transaction or event having a similar effect. If any such adjustment occurs, Grantee will receive written notice of the adjustment containing an explanation of the nature of the adjustment.
10.Amendments. The Plan may be modified, amended, suspended or terminated by the Board at any time, as provided in the Plan. The Board may amend or terminate this Agreement at any time, except as otherwise provided in the Plan. However, except to the extent necessary to comply with applicable law, no such amendment to the Plan or this Agreement will materially and adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.
11.Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.
12.Relation to Plan; Interpretation. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. Capitalized terms used in this Agreement without definitions have the meanings assigned to them in the Plan. References to Sections are to Sections of this Agreement unless otherwise noted.
13.Successors and Assigns. Subject to Section 2, the provisions of this Agreement shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of Occidental.
14.Governing Law. The laws of the State of Delaware govern the interpretation, performance, and enforcement of this Agreement.
15.Notices. Any notice to Occidental provided for in this Agreement will be given to its Corporate Secretary at 5 Greenway Plaza, Suite 110, Houston, Texas 77046, and any notice to the Grantee will be addressed to the Grantee at his or her address currently on file with Occidental. Any written notice will be deemed to be duly given when received if delivered personally or sent by telecopy, e-mail, or the United States mail, first class registered mail, postage and fees prepaid, and addressed as provided in this paragraph. Any party may change the address to which notices are to be given by written notice to the other party as specified in the preceding sentence.
16.Privacy Rights. By accepting this Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, Occidental and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. Occidental holds or may receive from any agent designated by Occidental certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock held in Occidental, details of this Award or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee’s country or elsewhere, and may have different data privacy laws and protections than the Grantee’s country. By accepting this Award, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting Occidental in writing. Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.
17.Electronic Delivery. Occidental may, in its sole discretion, decide to deliver any documents related to this Award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by Occidental or another third party designated by Occidental.
18.Compliance With Section 409A of the Code. To the extent that the Board determines that the Plan or this Award is subject to the Nonqualified Deferred Compensation Rules, this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of the Nonqualified Deferred Compensation Rules to the maximum extent possible. In addition, if this Award is subject to the Nonqualified Deferred Compensation Rules and the Grantee must be treated as a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, all or some portion of payments made on account of the Grantee’s Separation from Service may be delayed in accordance with the applicable terms of Section 9(n) of the Plan. To the extent that the Board determines that the Plan or this Award is subject to the Nonqualified Deferred Compensation Rules and fails to comply with the requirements of the Nonqualified Deferred Compensation Rules, the Board reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace this Award in order to cause this Award to either not be subject to the Nonqualified Deferred Compensation Rules or to comply with the applicable provisions of such rules.
19.Grantee’s Representations and Releases. By accepting this Award, the Grantee acknowledges that the Grantee has read this Agreement and understands that the future value of any shares of Stock issued pursuant to this Award cannot be predicted and Occidental does not assume liability in the event such shares of Stock have no value in the future; and the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction. In consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of this Award or diminution in value of this Award or Stock issued pursuant to this Award resulting from termination of the Grantee’s service as a member of the Board and the Grantee irrevocably releases Occidental and its affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
20.Clawback. This Award and this Agreement shall be subject to the clawback provisions of Section 9(m) of the Plan.